SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                  ImageX, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

                           [LETTERHEAD OF IMAGEX(R)]

March 15, 2002

Dear ImageX, Inc. Shareholders:

      I am pleased to invite you to ImageX, Inc.'s 2002 Annual Meeting of Shareholders. The meeting will be at 8:00 a.m. (local time) on Tuesday, May 7, 2002 at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004.

      At the meeting, you will elect three directors to the ImageX, Inc. Board of Directors, and transact any other business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ImageX and our operations, including our Annual Report on Form 10-K and our audited financial statements, in the enclosed 2001 Annual Report to Shareholders.

      We hope you can join us on May 7, 2002. Whether or not you can attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge to you read the enclosed Proxy Statement. When you have done so, please sign date and return the enclosed proxy to us in the enclosed envelope. Your vote is important to the Company.

                                        Sincerely,


                                        /s/ Richard P. Begert

                                        Richard P. Begert
                                        President, Chief Executive Officer
                                        and Director

                                  IMAGEX, INC.

                        10210 NE Points Drive, Suite 200
                               Kirkland, WA 98033

March 15, 2002

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear ImageX, Inc. Shareholders:

      On Tuesday, May 7, 2002, ImageX, Inc. will hold its Annual Meeting of Shareholders at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004. The Annual Meeting will begin at 8:00 a.m. for the following purposes:

      o     To elect directors;

      o     To transact any other business properly presented at the meeting.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF DIRECTORS DESCRIBED IN THIS PROXY.

      At the Annual Meeting, we will also report on our 2001 business results and other matters of interest to shareholders.

      Only shareholders that owned ImageX, Inc. stock at the close of business on the record date, March 7, 2002, can vote at this meeting or any adjournments of the meeting that may take place.

      The approximate date of mailing for this Proxy Statement and accompanying proxy card is April 5, 2002.

                                        By Order of the Board of Directors,


                                        /s/ Mariam J. Naini

                                        Mariam J. Naini
                                        Vice President, General Counsel
                                        and Secretary

--------------------------------------------------------------------------------
To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

Please note that attendance at our Annual Meeting will be limited to shareholders as of the record date, or their authorized representatives, and invited guests.
--------------------------------------------------------------------------------

                                  IMAGEX, INC.

                                  ------------

                                 PROXY STATEMENT

                                  ------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The Board of Directors of ImageX, Inc. is sending you this Proxy Statement in connection with its solicitation of proxies for use at ImageX's 2002 Annual Meeting of Shareholders ("Annual Meeting"). The Annual Meeting will be held at the Bellevue Club, 11200 SE 6th Street, Bellevue, Washington 98004 on May 7, 2002 at 8:00 a.m. (local time). We intend to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 5, 2002.

Record Date and Outstanding Shares

      Only those shareholders that owned ImageX common stock at the close of business on March 7, 2002, the record date for the Annual Meeting, can vote. At that date, there were 30,988,822 issued and outstanding shares of our common stock.

Quorum

      A quorum for the Annual Meeting will exist if a majority of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the Annual Meeting.

Revocability of Proxies

      If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

      o     notifying the Secretary of ImageX in writing before the Annual
            Meeting;

      o delivering to the Secretary of ImageX before the Annual Meeting a signed proxy with a later date; or

      o     attending the Annual Meeting and voting in person.

Solicitation of Proxies

      We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

      You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

      For the election of directors, the persons who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the board. You are not entitled to cumulate votes in the election of directors. Abstention and broker non-votes will have the effect of voting against the nominee.

      If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                                 PROPOSAL No. 1:

                              ELECTION OF DIRECTORS

      The Board of Directors currently consists of seven directors divided into three classes:

      o one Class I Director currently serving a three-year term expiring in 2004;

      o     three Class II Directors whose terms expire at the Annual Meeting;
            and

      o three Class III Directors currently serving three-year terms expiring in 2003.

      At each Annual Meeting of Shareholders, successor directors will be elected to replace those directors whose terms have expired. Newly elected directors serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

      Biographical information regarding each of the members of the Board of Directors is set forth below. There are no family relationships among any of our directors or executive officers. Unless otherwise instructed, the persons named as proxies on the accompanying proxy card intend to vote shares represented by properly executed proxies for such nominee. Although the Board of Directors anticipates that the nominees will be available to serve as our directors, if any should become unwilling or unable to serve, the persons named as proxies will vote for the election of such substitute nominees as may be designated by the Board of Directors.

Nominees for Election

      Class II Directors (terms to expire in 2005)

      F. Joseph Verschueren (age 50) was a Co-Founder of ImageX, has been a director of ImageX since its inception in 1995 and has served as Chairman of the Board since August 1997. In addition, he served as President from September 1996 to November 1998 and Chief Executive Officer from August 1997 to November 1998. Mr. Verschueren served as Chief Executive Officer of Parallel Communications Inc., an advertising agency, from 1992 to 1996 and as Chairman of the Board of Parallel Communications until July 1999. Mr. Verschueren received his BA in English and a BA in philosophy from Gonzaga University.

      Elwood D. Howse, Jr. (age 62) has been a director of ImageX since December 1996. Mr. Howse served as President of Cable & Howse Ventures, a Northwest venture capital management firm, from 1981 to 1997 and as Managing Member since 1997. He has served as a director of OrthoLogic Corporation, a manufacturer and marketer of orthopaedic products, since September 1987 and of Applied Microsystems Corporation, a manufacturer of microprocessors, which provides high-level software development tools and solutions that expedite complex software projects, since February 1992. He also serves as a director of several private companies and charitable institutions. Mr. Howse received his BS in engineering and his MBA from Stanford University.

      Bernee D. L. Strom (age 54) has been a director of ImageX since May 1999. Ms. Strom has served as President and Chief Executive Officer of the Strom Group, Inc., a venture investment and business advisory firm specializing in high technology since 1990. Ms. Strom was Chief Executive Officer of iCopyright.com, a provider of Internet content services from July 2000 until January 2001. Prior to that, she was President and Chief Operating Officer of InfoSpace.com, Inc. from November 1998 through December 1999 and President of InfoSpace Ventures LLC from January 2000 though June 2000. From April 1995 to June 1997, Ms. Strom served as President and Chief Executive Officer of USA Digital Radio, LP, a partnership of Westinghouse Electric Corporation and Gannett Co., Inc. that develops technology for AM and FM digital radio broadcasting. Ms. Strom also serves as a director of the Polaroid Corporation, a photographic equipment and supply company and Hughes Electric. Ms. Strom received her BS in mathematics and history, her MA and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her MBA from the Anderson School at the University of California, Los Angeles.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES.

Continuing Directors

      Class I Director (term to expire in 2004)

      Garrett P. Gruener (age 47) has served as a director of ImageX since April 1999. He is a Founder and Managing Director of Alta Partners, a venture capital partnership investing in information technologies and life science companies. Prior to founding Alta Partners in 1996, Mr. Gruener was a Partner at Burr, Egan, Deleage & Co., a venture capital firm, which he joined in 1992 and served as Vice President from 1992 to 1997. Mr. Gruener was a consultant to various corporations and start-up companies from 1988 to 1992. He founded Virtual Microsystems, Inc. in 1982, a successful software company that merged with another DEC-oriented software company in 1987. From 1978 to 1982, he worked for Integrated Automation in a variety of capacities including Director of Marketing. Mr. Gruener also serves as Chairman of the Board and Secretary of Ask Jeeves, Inc. Mr. Gruener received his BS in political science from the University of California, San Diego and his MA in political science from the University of California, Berkeley.

Class III Directors (terms to expire in 2003)

      Richard P. Begert (age 45) has been President, Chief Executive Officer and a director of ImageX since November 1998. From 1993 to 1998, Mr. Begert was Regional President of AT&T Wireless Services (and its predecessor, McCaw Cellular Communications, Inc.), a telecommunications company. From 1986 to 1993, Mr. Begert held various other senior positions at McCaw Cellular. Mr. Begert received his BA in business administration from the University of Washington.

      Wayne M. Perry (age 52) has been a director of ImageX since December 1999. Since February 2000, Mr. Perry has served as Chief Executive Officer of Edge Wireless LLC, a telecommunications company. Mr. Perry served as Vice Chairman of NEXTLINK Communications, Inc. a competitive local exchange carrier, from June 1997 until February 2000 and was Chief Executive Officer from July 1997 to March 1999. Mr. Perry has served on the board of directors of AT&T Wireless Services, Inc., a telecommunications company, since July 2001. From September 1994 to July 1997, Mr. Perry was Vice Chairman of AT&T Wireless Services, Inc., following the merger with McCaw Cellular Communications, Inc. From June 1989 to September 1994, he served as Vice Chairman of the Board of McCaw Cellular, and from December 1985 to June 1989, he served as its President. From 1976 to 1985, Mr. Perry served as Executive Vice President and General Counsel of McCaw Cellular. From 1990 to 1994, Mr. Perry served as Vice Chairman of the Board of LIN Broadcasting Corporation. He also served as Chairman of the board of directors of the Cellular Telecommunications Industry Association, the nationwide wireless industry association, for the 1993/94 term. Mr. Perry received his BA from the University of Washington, cum laude, his JD from Lewis & Clark College, cum laude, and his L.L.M in taxation from New York University.

      Richard R. Sonstelie (age 56) has been a director of ImageX since June 1998. Mr. Sonstelie served as Chairman of the Board of Puget Sound Energy, Inc., a power company, from February 1997 through March 2000 and as a director from 1987 to January 2000. His prior positions with Puget Sound Energy included Chief Executive Officer from 1992 to 1998, Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991, and Executive Vice President from 1985 to 1987. Mr. Sonstelie received his BS from the United States Military Academy at West Point, his MS in nuclear engineering from Massachusetts Institute of Technology and his MBA from Harvard University.

Information on Committees of the Board of Directors and Meetings

      The Compensation Committee currently consists of Messrs. Perry and Sonstelie and Ms. Strom. The Compensation Committee establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan. The Compensation Committee met four times during the 2001 fiscal year. For further information, see "Report on Executive Compensation by the Compensation Committee" on page 8.

      The Audit Committee currently consists of Messrs. Gruener, Howse and Sonstelie. The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. Pursuant to this charter, the function of the Audit Committee is to make recommendations to our Board of Directors regarding the selection and retention of independent auditors, review the scope and results of the audit with the independent auditor and management, and review and evaluate our audit and control functions. The Audit Committee met four times during the 2001 fiscal year. For further information, see "Report of the Audit Committee" on page 14.

      The Company does not currently have a Nominating Committee. During 2001, there were seven meetings of the Board of Directors. During this period, all of the directors, with the exception of Wayne Perry, attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of

Directors and the total number of meeting held by all committees of the Board on which each such director served.

Compensation of Directors

      We reimburse our directors for all reasonable expenses incurred in connection with their attendance at board and committee meetings. Under our 1999 Non-employee Directors Stock Option Program, each of our non-employee directors is entitled to receive stock options as set forth below. The program provides for the grant of an option to purchase 12,500 shares of common stock to each of our non-employee directors upon their initial election or appointment to the board, then annually, we grant each non-employee director who continues to serve on the board an additional option to purchase 5,000 shares of common stock. All options granted under the program fully vest on the grant date. All options granted under the program expire ten years from the date of the option grant. The exercise price for these options is the fair market value of our common stock on the grant date. Directors do not receive any annual stipend or other remuneration.

Security Ownership of Certain Beneficial Owners and Management

      The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 7, 2002 for

      o     our Chief Executive Officer;

      o our top four most highly compensated executive officers (other than our chief executive officer) whose compensation exceeded $100,000 in 2001;

      o     each of our directors;

      o     all our directors and executive officers as a group; and

      o each person or group that we know owns more than 5% of our common stock.

      Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission ("SEC") and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 7, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, any listed executive officers or director of ImageX can be reached at the principal offices of ImageX.

                                                                        Shares of ImageX, Inc.
                                                                             Common Stock
                                                                  ----------------------------------
                                                                  Amount and Nature of    Percent of
Name and Address of Beneficial Owners                             Beneficial Ownership     Class (1)
-------------------------------------                             --------------------    ----------
Executive Officers and Directors
Richard P. Begert(2) ............................................         587,999             1.9%
Timothy G. Dowling (3) ..........................................          48,000               *
Cory Klatt (4) ..................................................         476,044             1.5
Robin L. Krueger (5) ............................................         143,866               *
Gary Madson (6) .................................................          23,200               *
Dana F. Manciagli (7) ...........................................         116,417               *
Mariam J. Naini (8) .............................................          44,931               *
Garrett P. Gruener (9) ..........................................       5,329,903            17.2
Elwood D. Howse, Jr. (10) .......................................         301,328             1.0
Wayne M. Perry (11) .............................................         152,500               *
Richard R. Sonstelie (12) .......................................          69,667               *
Bernee D.L. Strom (13) ..........................................          27,500               *
F. Joseph Verschueren (14) ......................................         464,900             1.5
All directors and executive officers as a group (13 persons) (15)      11,147,722            36.0

Other Principal Shareholders
Entities affiliated with Acorn Ventures, Inc. (16) ..............       3,361,467            10.9
1309 114th Avenue SE, Suite 200
Bellevue, WA 98004

----------
*     Less than 1%.

(1)   Based on 30,988,822 outstanding shares as of March 7, 2002.

(2) Includes 81,999 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(3) Includes 48,000 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(4) Includes 14,444 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(5) Includes 135,566 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(6) Includes 22,000 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(7) Includes 1,257 shares issuable pursuant to warrants currently exercisable held by Galaxy Investment Partners, of which Ms. Manciagli is co-general partner. Also includes 82,310 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(8) Includes 43,122 shares issuable pursuant to options exercisable within 60 days of March 7, 2002.

(9) Includes 4,650,085 outstanding shares held by, and 607,707 shares issuable pursuant to warrants currently exercisable by Alta California Partners II, LP and 54,433 outstanding shares held by, and 7,678 shares issuable pursuant to warrants currently exercisable by Alta Embarcadero Partners II, LLC. Mr. Gruener is a general partner of Alta California Management Partners II, LP, which is the general partner of Alta California Partners II, LP. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Alta California Management Partners II, LP. Also includes 10,000 shares issuable pursuant to options currently exercisable.

(10) Includes 10,000 shares issuable pursuant to options currently exercisable. Also includes 37,000 outstanding shares held by Mr. Howse's spouse and 7,150 shares issuable pursuant to warrants currently exercisable held by Howse Family Partnership. Mr. Howse is a general partner of Howse Family Partnership.

(11)  Includes 22,500 shares issuable pursuant to options currently exercisable.

(12) Includes 10,000 shares issuable pursuant to options currently exercisable and 58,409 outstanding shares and 1,258 shares issuable pursuant to warrants currently exercisable held jointly by Mr. Sonstelie and his spouse.

(13)  Includes 22,500 shares issuable pursuant to options currently exercisable.

(14)  Includes 5,000 shares issuable pursuant to options currently exercisable.

(15) Includes 517,106 shares issuable pursuant to options and warrants exercisable within 60 days of March 7, 2002.

(16) Includes 986,410 outstanding shares and 790,000 shares issuable pursuant to warrants currently exercisable held by Acorn Ventures IX, LLC. Also includes 1,461,906 outstanding shares and 87,446 shares issuable pursuant to warrants currently exercisable held by Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IX, LLC and Internet Ventures, LLC.

Performance Graph

      Set forth below is a line graph comparing the cumulative return to the shareholders of ImageX's common stock with the cumulative return of (a) the Nasdaq U.S. Index and (b) the JP Morgan H&Q Internet 100 Index for the period commencing August 26, 1999 (the date of ImageX's initial public offering) through fiscal year 2001.

            Comparison of Cumulative Total Return among ImageX, Inc.,
                      The Nasdaq Stock Market (U.S.) Index
                    and The JP Morgan H&Q Internet 100 Index

                            [MOUNTAIN GRAPH OMITTED]

[The following table was depicted as a mountain graph in the printed material.]

                                         26 Aug 99       Dec 99        Dec 00       Dec 01
                                         --------------------------------------------------
Imagex, Inc.                              $100.00       $300.45       $  7.40      $  5.24
NASDAQ U.S. Index                         $100.00       $146.66       $ 89.04      $ 70.29
JP Morgan H&Q Internet 100 Index          $100.00       $204.39       $ 82.90      $ 51.53

Report on Executive Compensation by the Compensation Committee

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation. The Compensation Committee, which is composed of three non-employee directors, establishes and reviews the compensation and benefits of the Chief Executive Officer and consults with the Chief Executive Officer with respect to the compensation and benefits for other officers of the Company. The Compensation also considers incentive compensation plans and carries out duties assigned to the committee under our option plans and our employee stock purchase plan. The Compensation Committee considers internal and external information in determining compensation.

Compensation Philosophy.

      Our compensation policies are based on the belief that the interests of employees should be closely aligned with those of our shareholders. The compensation policies are designed to achieve the following objectives:

      o Offer compensation opportunities that attract highly qualified employees, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

      o Maintain a market-competitive compensation structure in line with corporate business objectives. The focus is weighted on incentive programs and based on results as measured by both the annual and long-term financial performance of ImageX and the increase in shareholder value as measured principally by the trading price of our common stock.

      o Further our short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

Compensation Program.

      Our compensation program has three major integrated components: base salary, annual incentive awards and long-term incentives.

Base Salary / Executive Officer Compensation. The Committee bases the combination of base salary and incentive bonus paid to the Chief Executive Officer on the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. During fiscal year 2001, the Chief Executive Officer's base compensation was $264,583, with a performance-based bonus of $100,000. Mr. Begert's performance-based bonus was based on the success of meeting objectives in the following areas: 40% financial performance, 20% funding objectives, 20% business development objectives and 20% other corporate objectives. During fiscal year 2001, Mr. Begert was granted a stock option to purchase 150,000 shares of ImageX common stock at an exercise price of $1.01, the fair market value of our common stock on the date of the grant. Mr. Begert's base salary, annual incentive award and long-term compensation for future years will be determined by the Compensation Committee based upon the same factors employed by the Committee for executive officers generally as described in the following paragraph.

      Base salaries for executive officers other than the Chief Executive Officer are determined annually by the Chief Executive Officer and reviewed and approved by the Compensation Committee. In determining salary adjustments for executive officers, the Chief Executive Officer and the Compensation Committee consider the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors. The Company retained an outside consulting firm, Syzygy Consulting Group ("Syzygy"), to conduct a market study of compensation levels for ten executive positions within industries relevant to the Company. When matching the Company's positions to the labor market, Syzygy surveyed market data provided by several compensation reporting sources and considered market jobs of similar size and scope to the Company's jobs and competitive pay levels provided in the Internet, e-commerce, software and web application industries. Syzygy consolidated Seattle Area-specific pay practice differentials and considered companies with annual revenues ranging from $70 million to $130 million, placing the Company in a slightly larger competitive group in order to sustain its continued growth.

Annual Incentive Awards. Annual cash bonus awards are based on individual employee goals and corporate objectives. For 2001, there was no formal bonus program established. During 2001, some of the executive officers whose compensation is reported in this proxy received one-time cash awards on the anniversary of their employment with ImageX for having met or exceeded certain performance goals.

Long-Term Incentives. The Compensation Committee views stock options as an important part of its long-term, performance-based compensation program. The Compensation Committee believes that stock ownership is an excellent vehicle for compensating its officers and employees. We provide long-term incentives through our Amended and Restated 1996 Stock Incentive Compensation Plan and our 1999 Employee Stock Purchase Plan, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments over 50 months. Thus, the value of the shareholders' investment must appreciate before the optionee receives any financial benefit. Additionally, the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ. When determining option awards for an executive officer, the Compensation Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting our long term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of our common stock, this portion of the executive's compensation is directly aligned with an increase in shareholder value. The Compensation Committee believes that such stock plans align the interests of the employees with the long-term interests of the shareholders.

      Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during fiscal 2000 will exceed the $1 million limitation.

January 23, 2002

                                                COMPENSATION COMMITTEE
                                                Richard R. Sonstelie, Chairman
                                                Wayne M. Perry
                                                Bernee D. L. Strom

Executive Compensation

      The following table provides information concerning the compensation received for services rendered to ImageX in all capacities for the years ended December 31, 2001, 2000 and 1999 by our Chief Executive Officer and each of our four most highly compensated executive officers other than our Chief Executive Officer whose compensation exceeded $100,000 in fiscal year 2001.

                           Summary Compensation Table

                                                                                              Long-Term
                                                                                             Compensation
                                                            Annual Compensation                Awards
                                                     -----------------------------------     -----------
                                                                                             Securities
                                                                                             Underlying
Name and Principal Position                          Year       Salary           Bonus        Options
---------------------------                          ----      --------         --------     -----------
Richard P. Begert .............................      2001      $264,583         $100,000      150,000
President, Chief Executive Officer and Director      2000       254,167          150,000      100,000
                                                     1999       225,000               --       49,999

Timothy G. Dowling ............................      2001       141,667(1)        80,000      200,000
Chief Operating Officer

Robin L. Krueger ..............................      2001       167,393           47,040      270,000
Chief Financial Officer                              2000       155,000           75,000       65,000
                                                     1999        73,365(2)            --      150,000

Dana F. Manciagli .............................      2001       173,333           76,840      112,000
Vice President, Sales and Business Development       2000       167,917          100,000       31,000
                                                     1999       160,181          100,000       49,999

Mariam J. Naini ...............................      2001       156,832           43,200       80,000
Vice President, General Counsel and Secretary        2000       136,250           54,000       55,000
                                                     1999        12,288(3)            --       35,000

----------
(1) Mr. Dowling joined ImageX in April 2001. This represents salary earned as of December 31, 2001. Additionally, the Company paid relocation expenses for Mr. Dowling of $77,083.33.

(2) Ms. Krueger joined ImageX in July 1999. This represents salary earned as of December 31, 1999.

(3) Ms. Naini joined ImageX in November 1999. This represents salary earned as of December 31, 1999.

                        Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options we granted to the officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2001.

                                            Individual Grants                       Potential Realizable
                           ----------------------------------------------------       Value at Assumed
                           Number of     Percent of                                   Annual Rates of
                           Securities   Total Options   Exercise                     Price Appreciation
                           Underlying    Granted to      Price                       for Option Term (3)
                            Options     Employees in      Per        Expiration    ----------------------
Name                       Granted (1)  Fiscal Year    Share (2)       Date          5%           10%
----                       -----------  -------------  ---------     ----------    --------     ---------
Richard P. Begert ...        150,000         3.76%        $1.01        5/15/11     $ 83,526     $ 205,729

Timothy G. Dowling...        200,000         7.52          0.90        4/16/11       99,239       244,431

Robin L. Krueger ....         20,000                       2.50        1/16/11       27,566        67,897
                             250,000        10.15          1.07        7/16/11      147,480       363,251
Dana Manciagli ......         20,000                       2.50        1/16/11       27,566        67,897
                              92,000         4.21          1.07        7/16/11       57,273       133,676
Mariam J. Naini .....         10,000                       2.50        1/16/11       13,783        33,949
                              70,000         3.01          1.07        7/16/11       41,294       101,710

----------
(1) The options granted to the officers listed in the table vest according to our customary vesting schedule for all employees as follows: (a) 24% of the options vest and become exercisable one year from the date of grant, and (b) an additional 2% of the options vest and become exercisable each month thereafter.

      Unless individual letter agreements provide otherwise, in the event of certain corporate transactions, such as a merger or sale of ImageX, each outstanding award under our Amended and Restated 1996 Stock Incentive Compensation Plan will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless (a) the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation or (b) acceleration will render unavailable "pooling of interest" accounting for a transaction that otherwise qualifies for this accounting treatment. Any option that is assumed, continued or replaced with a comparable award in the corporate transaction will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily with good reason within two years of the corporate transaction.

(2) Options were granted at an exercise price equal to the fair market value of our common stock at the time of grant.

(3) The dollar amounts under these columns result from calculations at the 5% and 10% rates required by Securities Exchange Commission regulations and are not intended to forecast possible future appreciation, if any, of the common stock price. The amounts represent hypothetical appreciation in the value of the common stock from the fair market value of our common stock at the time of grant. The information in this table assumes all options are exercised at the end of each of their 10-year terms. Actual gains, if any, on stock option exercises depends on the future performance of the common stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts shown in this table may not be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

      The following table sets forth information regarding stock option exercises in 2001 and unexercised stock options held by the officers listed in the Summary Compensation Table as of December 31, 2001.

                                                              Number of Securities         Value of Unexercised
                                                                   Underlying                  In-the-Money
                                                              Unexercised Options at        Options at Fiscal
                                                                 Fiscal Year-End               Year-End (2)
                            Shares Acquired    Value        --------------------------  ---------------------------
Name                          on Exercise    Realized (1)   Exercisable  Unexercisable  Exercisable   Unexercisable
----                          -----------    ------------   -----------  -------------  -----------   -------------
Richard P. Begert..........        0              --             69,999        230,000      --             --
Timothy G. Dowling.........        0              --                  0        200,000      --             --
Robin L. Krueger...........        0              --            109,733        375,267      --             --
Dana F. Manciagli..........        0              --             66,030        159,220      --             --
Mariam J. Naini............        0              --             33,367        136,633      --             --

----------
(1) "Value Realized" represents the fair value of the underlying securities on the date of exercise minus the exercise price of the options. The fair value of our common stock is assumed to equal to the last reported closing price of our common stock on the Nasdaq National Market on the date of exercise.

(2) Amounts are based on the December 31, 2001 last reported closing price of our common stock of $0.73 per share as reported on the Nasdaq National Market.

Related Transactions with Executive Officers, Directors and 5% Shareholders

      ImageX has entered into indemnification agreements with each of its executive officers and directors. Under these agreements, ImageX indemnifies any individual made a party to a proceeding because that individual is or was a director or executive officer of ImageX, and will advance or reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding, to the full extent permitted by applicable law.

      In November 1998, Mr. Begert purchased 500,000 shares of common stock at the then fair market price of $0.40 per share, as determined the Board of Directors. He paid the purchase price for the shares by issuing a promissory note to ImageX. The promissory note accrues interest at the rate of 7% per year. Principal and interest under the promissory note are due and payable as follows:
(a) 24% of the principal, plus interest accrued thereon, was due in November 1999 and has been paid and (b) 2% of the principal is due each month thereafter until the promissory note is paid in full. Pursuant to the stock vesting and pledge agreement, Mr. Begert granted ImageX a right to repurchase a portion of these shares if his employment terminates. As of December 31, 2001, the repurchase right had lapsed with respect to 360,000 of the shares. The repurchase right with respect to the remaining shares lapses ratably over the next 14 months. As of December 31, 2001, the value of Mr. Begert's aggregate restricted stock holdings was $165,000, based on the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2001 of $0.73 per share.

      ImageX believes that the transactions described above were made on terms as favorable to ImageX as it would have received from unaffiliated third parties. Any future transactions between ImageX and its officers, directors and greater than 5% shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of ImageX's disinterested, non-employee directors.

Report of the Audit Committee

      The Audit Committee, which is composed of three independent directors, makes recommendations to our Board of Directors regarding the selection and retention of independent auditors, reviews the scope and results of the audit with the independent auditor and management, and reviews and evaluates our audit and control functions. The Audit Committee of the Board of Directors has furnished the following report.

      We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended December 31, 2001.

      Audit Fees. The Company has been billed a total of approximately $180,300 by PricewaterhouseCoopers, LLP, the Company's independent auditors, for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of interim financial statements included in the Company's Forms 10-Q filed during the last fiscal year.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by PricewaterhouseCoopers, LLP for professional services rendered in connection with financial information systems design and implementation during the fiscal year ended December 31, 2001.

      All Other Fees. The Company has been billed a total of $53,635 for all other services rendered by PricewaterhouseCoopers, LLP that are not set forth above, including $27,175 for tax compliance, $15,960 for an audit of the Company's 401(k) plan and $10,500 for assistance with filing an S-3 in connection with an offering of up to 5,042,735 shares of our common stock.

      The Audit Committee of the Board of Directors has determined that the provision of services by PricewaterhouseCoopers, LLP described in the preceding two paragraphs are compatible with maintaining PricewaterhouseCoopers, LLP's independence as the Company's principal accountants.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

January 30, 2002

                                                AUDIT COMMITTEE
                                                Elwood D. Howse, Jr., Chairman
                                                Garrett P. Gruener
                                                Richard R. Sonstelie

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of ImageX for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has audited our financial statements annually since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires ImageX's officers, directors and persons who own more than 10% of a registered class of ImageX's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish ImageX with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, ImageX believes that during fiscal year 2001 its officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements of Section 16(a). ImageX has concluded that no transactions gave rise to liability under Section 16(b) of the Exchange Act for recapture of short-swing profits.

                            PROPOSALS OF SHAREHOLDERS

      Under the SEC's proxy rules, shareholder proposals that meet certain conditions may be included in ImageX's proxy statement and form of proxy for a particular annual meeting. To be considered for inclusion in next year's proxy statement, the Company's Bylaws provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and must be received at ImageX's principal executive officers no fewer than 90 days and no more than 120 days prior to the anniversary date of the prior year's annual meeting. Receipt by ImageX of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in ImageX's proxy materials or its presentation at the 2003 Annual Meeting.

      Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, ImageX intends to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in ImageX's proxy statement for our 2003 Annual Meeting, except in circumstances where (i) ImageX receives notice of the proposed matter no earlier than January 2, 2003 and no later than February 1, 2003, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

      Copies of the ImageX, Inc. 2001 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, form of proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of ImageX, Inc., 10210 NE Points Drive, Suite 200, Kirkland, Washington 98033.

      ImageX's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC is included in the ImageX, Inc. 2001 Annual Report to Shareholders.

                                        By Order of the Board of Directors,


                                        /s/ Mariam J. Naini

                                        Mariam J. Naini
                                        Vice President, General Counsel
                                        and Secretary

Kirkland, Washington
March 15, 2002

                                [IMAGEX LOGO](R)
                         Print. To the Power of X.(SM)

          10210 NE Points Drive, Suite 200 o Kirkland, Washington 98033
             Tel: 425.576.6500 o Fax: 425.576.6560 o www.imagex.com